UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Iterum Therapeutics plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ITERUM THERAPEUTICS PLC

SUPPLEMENT TO NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS AND DEFINITIVE PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS ORIGINALLY SCHEDULED TO BE HELD ON MONDAY, SEPTEMBER 9, 2024

Iterum Therapeutics plc (the “Company”) intends to adjourn, without conducting any business, its extraordinary general meeting of shareholders ("EGM"), currently scheduled to take place on Monday, September 30, 2024, at 1.30 p.m. Irish time (8.30 a.m., U.S. Eastern Time) to allow the Company to solicit from its shareholders the additional proxies necessary to obtain approval of the proposal described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission ("SEC") on August 14, 2024 (the "Proxy Statement"). The EGM will reconvene on Tuesday, October 8, 2024, beginning at 1.30 p.m. Irish time (8.30 a.m., U.S. Eastern Time) at 3 Dublin Landings, North Wall Quay, Dublin 1, Ireland.

The record date for the EGM continues to be the close of business on August 9, 2024.

Shareholders who have previously submitted their proxy or otherwise voted on the proposals at the EGM and who do not want to change their vote need not take any action.

You may change your vote and revoke your proxy prior to the EGM by doing any one of the following things:

•
submitting a new proxy by following the “Online” or “Phone” instructions on the enclosed proxy card at a date later than your previous vote but prior to the voting deadline (which is 4.59 a.m., Irish time on October 8, 2024 (11.59 p.m., Eastern Time on October 7, 2024)); or

•
signing another proxy card and either arranging for delivery of that proxy card by mail to our registered office prior to the start of the EGM, or by delivering that signed proxy card in person at the EGM; or

•
giving our Secretary a written notice before or at the EGM that you want to revoke your proxy; or

•
voting in person at the EGM.

For questions relating to the voting of shares or to request additional or misplaced proxy voting materials, please contact the company secretary by email, in writing or by telephone as follows: legal@iterumtx.com, c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, Phone: +353 1 6694820.

As described in the Proxy Statement, a shareholder on the record date may use one of the following methods to vote before the reconvening of the adjourned EGM on October 8, 2024:

1) You may vote over the Internet. You may vote your shares by following the "Online" instructions on your proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card. The internet voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on October 8, 2024 (11.59 p.m., Eastern Time on October 7, 2024).

2) You may vote by telephone. You may vote your shares by following the "Phone" instructions on your proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card. If you vote by telephone, your use of that telephone system, and specifically the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Irish Companies Act 2014, of each of David G. Kelly, Louise Barrett and Kevin Dalton as your proxy to vote your shares on your behalf in accordance with your telephone instructions. The telephone voting facilities for eligible shareholders of record will close at 4.59 a.m., Irish time on October 8, 2024 (11.59 p.m., Eastern Time on October 7, 2024).

3) You may vote by mail. You may vote by completing, dating and signing the proxy card provided to you and promptly mailing it in the provided postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone. The Company must receive the completed proxy card by 5.00 p.m., Irish time (12.00 p.m., Eastern Time), on October 7, 2024.

4) You may vote in person. If you attend the EGM, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the EGM. Ballots will be available at the EGM. You may obtain directions to the location of the EGM by requesting them in writing or by telephone as follows: c/o Secretary, Iterum Therapeutics plc, Fitzwilliam Court, 1st Floor, Leeson Close, Dublin 2, Ireland, Phone: +353 1 6694820.

All proxies that have been or are executed and delivered by mail or in person or are otherwise submitted online or by telephone will be voted on the matter set forth in the previously delivered Notice of Extraordinary General Meeting of Shareholders in accordance with the shareholders’ instructions. However, if no choice was or is specified on a proxy as to the proposal, the proxy will be voted in accordance with the board of directors’ recommendation on the proposal as set forth in the Proxy Statement. All proxies have been and will be forwarded to our registered office electronically.

If the shares you own are held in "street name" by a bank, broker or other nominee record holder, which we collectively refer to as "brokerage firms," your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange (“NYSE”), the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” items. Proposal No. 1, as set forth in the Proxy Statement, is considered a discretionary item under NYSE rules and therefore your brokerage firm may be able to vote on that item even if it does not receive instruction from you, provided it holds your shares in its name. In the event a bank, broker or other nominee record holder determines that it does not have authority or otherwise does not exercise discretionary authority to vote on Proposal No. 1, it may deliver “broker non-votes” for such shares.

If your shares are held in "street name", you must bring an account statement from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (August 9, 2024) to be admitted to the EGM. To be able to vote your shares held in street name at the EGM, you will need to request a “legal proxy” from the bank, broker or nominee.

A copy of the Proxy Statement as previously filed with the SEC is available at no charge on the SEC website at www.sec.gov. In addition, copies of the Proxy Statement and other documents may be obtained free of charge by accessing the Company’s website at https://ir.iterumtx.com/.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!